Exhibit 99.3


                                            1230 Rosecrans Avenue, Suite 1000
                                                   Manhattan Beach, CA  90266
                                    Tel:  (310) 643-5106  Fax: (310) 536-6128


     FOR IMMEDIATE RELEASE:   Contact:  Rod N. Raynovich
     ---------------------              President and Chief Executive Officer
                                        CompuMed, Inc.
                                        (310) 643-5106 ext. 119

                                        Noonan/Russo Communications, Inc.
                                        (212) 696-4455
                                        Jonathan Fassberg (investor) ext. 248
                                        Rich Tammero (media) ext. 222
                                        e-mail: news@noonanrusso.com


             COMPUMED ANNOUNCES FORECLOSURE ON IRSCO DEVELOPMENT COMPANY

     Manhattan Beach, CA, December 7, 1995 -- CompuMed, Inc. (Nasdaq Small Cap:
     CMPD) today announced that the holder of the notes secured by 2nd and 3rd deeds of trust on the real property owned by IRSCO Development Company, A CompuMed subsidiary, has filed Notices of Default and Election to Sell under Deed of Trust.

     CompuMed has been evaluating its options in relation to the property and based upon the results of this evaluation CompuMed will determine whether to oppose the foreclosure.

     The successful conclusion of the Osteogram (R) licensing arrangement with Merck, announced in September, provides the management of the Company with the resources required to focus its efforts on future business opportunities in the healthcare marketplace. The IRSCO Development property no longer fits with the strategic priorities of the Company and is not an essential part of the Company's core business. At the end of the fiscal year 1995, CompuMed plans to take a write down on the property of about $1.5 million.

     CompuMed, based in Manhattan Beach, California, develops solutions to important medical problems through the use of computer technology. In addition to the OsteoGram (R), CompuMed is focused on telemedicine services for cardiology and currently provides on-line computer interpretation of medical tests, such as electrocardiograms (ECGs), to physicians and healthcare providers.

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     This release is available on the Internet at http://www.noonanrusso.com.